Exhibit 5.18

[Letterhead of Robinson & McElwee PLLC]

October 21, 2005

REM Community Options, Inc.

REM West Virginia, Inc.

313 Congress Street, 5th Floor

Boston, Massachusetts 02210

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to REM Community Options, Inc. and REM West Virginia, Inc., West Virginia corporations (collectively referred to as the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National MENTOR, Inc., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 21, 2005, under the Securities Act of 1933, as amended (the “Securities Act”).  The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors.  The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of the Guarantor, (ii) a written consent of the board of directors of the Guarantor with respect to the issuance of the Guarantee, (iii) the Assistant Secretary’s Certificate of Guarantor (iv) the Registration Statement and (v) the Indenture (the “Transaction Documents”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as

REM Community Options, Inc.

REM West Virginia, Inc.

October 21, 2005

copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.  Additionally we have with your consent, assumed and relied upon the following:

(a)           the accuracy and completeness of all facts set forth in all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all factual representations, warranties, schedules and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein;

(b)           all parties to the documents reviewed by us (other than the Guarantor) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties;

(c)           we assume without independent inquiry or investigation, that legal consideration both exists and is adequate to support the enforceability of the Transaction Documents; and

(d)           the trustee will exercise its rights and remedies under the Transaction Documents and applicable law in good faith, with fair dealing and in a commercially reasonable manner and the Trustee is not aware of any inaccuracies in the representations or warranties made by any party in the Transaction Documents.

 Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the knowledge of the particular attorneys who have represented the Guarantor during the course of our representation of the Guarantor in connection with the Transaction Documents.  Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the State of West Virginia and the West Virginia case law decided thereunder and (v) the “Blue Sky” laws and regulations of West Virginia.

REM Community Options, Inc.

REM West Virginia, Inc.

October 21, 2005

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.               The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of West Virginia.

2.               The Indenture has been duly authorized, executed and delivered by the Guarantor.  The Indenture is a valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.

3.               When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 9-5/8% Senior Subordinated Notes due 2012, the Guarantee of the Exchange Notes will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.               The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of West Virginia or any political subdivision thereof.

5.               No consent, waiver, approval, authorization or order of any State of West Virginia court or governmental authority of the State of West Virginia or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

The opinions that are expressed herein are further subject to the following exceptions, limitations, assumptions and qualifications.

A.            We express no opinion (i) with respect to any governmental rule or regulation relating to securities matters or any “blue sky” law, (ii) with respect to any governmental law, rule or regulation relating to tax matters, environmental matters or the ownership, construction, operation or maintenance of any property or (iii) with respect to whether the provisions of any of the Transaction Documents will be enforceable by a decree of specific performance.

B.            This Opinion Letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed in it.

REM Community Options, Inc.

REM West Virginia, Inc.

October 21, 2005

C.            We express no opinion regarding any matter involving the licensing and/or regulation of any nursing home, hospice, residential care community or other health care provider as the same are defined in West Virginia Code Section 16-1-1 et seq.

D.            We express no opinion as to any of the following: (a) the adequacy of the consideration for the Guarantee, Indenture and/or Exchange Notes Agreement; (b) the accuracy or completeness of any financial, accounting or statistical information furnished by the Guarantor to any third party; (c) the financial status of the Guarantor; (c) Guarantor’s ability to perform its obligations under the Transaction Documents other than as specifically opined herein; and (d) the accuracy or completeness of any representations made by the Guarantor other than as specifically opined herein.

E.             Certain laws and decisions applicable in the State of West Virginia may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Transaction Documents. Such laws and decisions do not affect the validity, of the Transaction Documents taken as a whole, and the Transaction Documents, taken together with applicable law, contains adequate provisions for enforcing the obligations of the borrower thereunder and for the practical realization of the material benefits conveyed by the Transaction Documents.   We further advise you that a West Virginia Court may not strictly enforce certain provisions of the Transaction Documents or allow acceleration of the maturity of the indebtedness if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances.

F.             Without limiting the generality of Paragraph E of the exceptions portion of this letter, we express no opinion as to the validity or enforceability of any provision in any Transaction Document, (1) modifying or waiving any requirement of commercial reasonableness or prior notice or the right of redemption arising under any law, (2) waiving any rights afforded to any party thereto under any constitutional provision, (3) waiving the rights afforded to any party under any statute, or by which any party thereto waives any rights afforded to such party by applicable law, except to the extent such waiver expressly is permitted by statute, (4) imposing penalties, forfeitures, increased rates or late payment charges upon delinquency in payment or the occurrence of an event of default; (5) requiring the payment of interest on interest; (6) waiving any right to jury trial; or (7) waiving any right with respect to consent to jurisdiction or venue.

G.            We express no opinion as to the enforceability of any rights to indemnification or contribution provided in the Transaction Documents which may be deemed violative of public policy or any rights of setoff or similar rights provided in the Transaction Documents.

H.            We express no opinion as to the enforceability of any provision that would purport to permit any party to confess judgment against Guarantor.

REM Community Options, Inc.

REM West Virginia, Inc.

October 21, 2005

I.              We express no opinion as to the validity or enforceability of any covenant of the Transaction Documents that is not set forth in full in such Transaction Document but which is incorporated by reference to another document.

J.             We have made no investigation and express no opinion as to the applicability to the Transaction Documents or to the transaction contemplated thereby of provisions of the Federal Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers.

K.            Our opinions are subject to Section 522 of the United States Bankruptcy Code.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of West Virginia be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.18 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

Robinson & McElwee PLLC

By:	/s/ Douglas C. McElwee

Its:	Member